EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
October 19, 2004	Chief Financial Officer
(304)424-8704

United Bankshares, Inc. Achieves Record Earnings
for the Third Quarter and First Nine Months of 2004

     PARKERSBURG, WV—United Bankshares, Inc. (NASDAQ: UBSI), today reported record earnings for the third quarter and first nine months of 2004. Net income for the third quarter of 2004 was $24.5 million, up 7% from net income of $22.9 million for the third quarter of 2003. Diluted earnings per share were 56¢ and 55¢ for the third quarter of 2004 and 2003, respectively. Net income for the first nine months of 2004 totaled $72.3 million, an increase of 6% from $68.3 million for the prior year’s first nine months. Diluted earnings per share were $1.64 for the first nine months of 2004 as compared to diluted earnings per share of $1.62 for the first nine months of 2003.

     As previously announced, United consummated the sale of its wholly-owned mortgage banking subsidiary, George Mason Mortgage, LLC (“Mason Mortgage”) during the third quarter of 2004. The results of operations for Mason Mortgage are reported as income from discontinued operations. In the sale transaction, United recognized a gain which is reflected in income from discontinued operations. The cash proceeds arising from the transaction as well as monies received from Mason Mortgage to repay amounts borrowed from United were used to prepay certain Federal Home Loan Bank (FHLB) long-term advances in the third quarter of 2004, resulting in significant prepayment penalties which are reflected in other expenses from continuing operations.

     Net income from continuing operations for the third quarter and first nine months of 2004 was $12.8 million and $57.8 million, respectively. These results included before-tax penalties of $16.0 million for the prepayment of FHLB advances and expenses of $733 thousand related primarily to obligations assumed in connection with the sale of Mason Mortgage. Diluted earnings per share from continuing operations were 29¢ and $1.31 for the third quarter and first nine months of 2004, respectively. Net income from continuing operations for the third quarter and first nine months of 2003 totaled $18.1 million or 43¢ per diluted share and $55.4 million or $1.32 per diluted share, respectively.

     Net income from discontinued operations for the third quarter and first nine months of 2004 was $11.8 million and $14.4 million, respectively. The results of discontinued operations for the third quarter and first nine months of 2004 included a before-tax gain of $17.0 million on the Mason Mortgage sale. Diluted earnings per share from discontinued operations were 27¢ and 33¢ for the third quarter and first nine months of 2004, respectively. Net income from discontinued operations for the third quarter and first nine months of 2003 totaled $4.8 million or 12¢ per diluted share and $12.9 million or 31¢ per diluted share, respectively.

United Bankshares, Inc. Achieves...
October 19, 2004
Page Two

     Third quarter of 2004 results produced a return on average assets of 1.57% and a return on average equity of 15.75%, as compared to 1.59% and 16.40%, respectively, for the third quarter of 2003. For the first nine months of 2004, United’s return on average assets was 1.53% while the return on average equity was 15.44% as compared to 1.60% and 16.58%, respectively, for the first nine months of 2003.

     The year over year earnings growth for the third quarter and nine months of 2004 was primarily due to increased net interest income. Tax-equivalent net interest income from continuing operations for the third quarter of 2004 was $54.8 million, an increase of $9.6 million or 21% from the third quarter of 2003. The increase in tax-equivalent net interest income from continuing operations was due mainly to a $901.4 million or 19% increase in average earning assets and a 38 basis point decline in the cost of funds. The increase in average earning assets was due mainly to the Sequoia Bancshares acquisition which consummated on October 10, 2003 and to loan growth of $359.3 million or 10% since September 30, 2003. The decline in the cost of funds was due mainly to a lower level of interest rates on deposits and the prepayment of long-term FHLB advances during the third quarter of 2004 and the fourth quarter of 2003. On a consolidated basis, the net interest margin for the third quarter of 2004 was 3.86%, an increase of 11 basis points from 3.75% in the third quarter of 2003. On a linked-quarter basis, United’s tax-equivalent net interest income from continuing operations for the third quarter of 2004 increased by $2.3 million or 4% from the second quarter of 2004 as average loans grew $99.9 million or 2% for the quarter. Average deposits grew $148.7 million or 4% over the same time period. The consolidated net interest margin of 3.86% for the third quarter of 2004 was a 9 basis points increase from the second quarter of 2004’s consolidated net interest margin of 3.77%.

     Tax-equivalent net interest income from continuing operations for the first nine months of 2004 was $159.6 million, an increase of $23.1 million or 17% from the prior year’s first nine months as average earning assets increased $766.8 million or 16% due primarily to the Sequoia acquisition and loan growth. In addition, the average cost of funds for the first nine months of 2004 decreased 61 basis points from the first nine months of 2003 as a result of a drop in the cost of deposits due to lower interest rates and borrowings due to the early repayment of higher cost FHLB advances. The consolidated net interest margin for the nine months of 2004 was 3.83%, up 5 basis points from a net interest margin of 3.78% during the same period last year.

     Noninterest income from continuing operations for the third quarter of 2004 increased $755 thousand or 6% from the third quarter of 2003. For the first nine months of 2004, noninterest income from continuing operations increased $2.5 million or 6% from the first nine months of 2003. The rise in noninterest income from continuing operations was attributable to increased revenue from deposit, trust and brokerage services and bank-owned life insurance. Fees from deposit services increased $333 thousand or 5% and $1.6 million or 8% for the third quarter and first nine months of 2004, respectively, as compared to the same periods in 2003. Revenue from trust and brokerage services grew $448 thousand or 19% and $944 thousand or 13% for the third quarter and first nine months of 2004, respectively, as compared to the third quarter and first nine months of 2003. Income from bank-owned life insurance increased $371 thousand and $2.0 million for the third quarter and first nine months of 2004, respectively, as compared to the third quarter and first nine months of 2003. On a linked-quarter basis, noninterest income from continuing operations increased $163 thousand which was relatively flat from the second quarter of 2004.

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     Noninterest expense from continuing operations increased $18.7 million and $23.3 million for the third quarter and first nine months of 2004, respectively, as compared to the prior year’s third quarter and first nine months. However, these results include the aforementioned $16-million penalties to prepay approximately $132.5 million of FHLB advances. The prepayment of these borrowings will lower annual interest expense paid by approximately $8.3 million. In addition, United incurred expenses of $733 thousand related primarily to obligations assumed in connection with the sale of Mason Mortgage. On a linked-quarter basis, noninterest expense increased $16.8 million which was due mainly to the previously mentioned prepayment penalties and Mason Mortgage sale expenses. Otherwise, noninterest expense was relatively stable from the second to the third quarter of 2004.

     Credit quality continues to be favorable. At September 30, 2004, nonperforming loans were $11.8 million or 0.28% of loans, net of unearned income compared to $18.6 million or 0.47% of loans, net of unearned income at December 31, 2003. Net charge-offs were $1.2 million for the third quarter of 2004 compared to net charge-offs of $2.1 million for the prior year quarter. Net charge-offs for the first nine months of 2004 were $3.0 million compared to net charge-offs of $6.4 million for the first nine months of 2003. The provision for credit losses for the three months ended September 30, 2004 amounted to $1.3 million compared to $2.2 million for the same period in 2003. The provision for credit losses for the nine months ended September 30, 2004 was $3.2 million compared to $6.0 million for the prior year-to-date. As of September 30, 2004, the allowances for loan losses and lending-related commitments totaled $51.5 million or 1.21% of loans, net of unearned income, as compared to $50.4 million or 1.23% of loans, net of unearned income at December 31, 2003.

     During the quarter, United’s Board of Directors declared a cash dividend of 26¢ per share, a 4% increase over the 25¢ per share declared in the third quarter of 2003. Dividends per share of 76¢ for the first three quarters of 2004 also represents an increase over the 75¢ per share paid for the first three quarters of 2003. The year 2004 is expected to be the 31st consecutive year of dividend increases to United shareholders. In addition, United’s Board of Directors approved a new plan to repurchase up to 1.775 million shares of United’s common stock on the open market effective upon completion of the 2003 repurchase plan. The stock repurchase plan represents approximately 4% of the issued and outstanding shares of United. Shares repurchased under the plan will be available to fund employee benefit programs as well as for a variety of other corporate purposes.

     United Bankshares, with approximately $6.3 billion in assets, has 90 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Stock Market System under the quotation symbol “UBSI”.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2004	2003	2004	2003
EARNINGS SUMMARY:
Interest income, taxable equivalent	$76,459	$66,839	$224,373	$209,228
Interest expense	21,624	21,589	64,739	72,655
Net interest income, taxable equivalent	54,835	45,250	159,634	136,573
Taxable equivalent adjustment	2,666	2,498	8,469	7,520
Net interest income	52,169	42,752	151,165	129,053
Provision for credit losses	1,296	2,222	3,192	5,973
Noninterest income	13,864	13,109	41,128	38,628
Noninterest expenses	46,252	27,553	105,349	82,075
Income taxes related to continuing operations	5,734	7,950	25,937	24,221
Income from continuing operations	12,751	18,136	57,815	55,412
Income from discontinued operations before income taxes	17,092	6,657	20,780	17,893
Income taxes related to discontinued operations	5,299	1,873	6,333	5,037
Income from discontinued operations	11,793	4,784	14,447	12,856
Net income	24,544	22,920	72,262	68,268
PER COMMON SHARE:
From continuing operations:
Basic	0.29	0.44	1.33	1.33
Diluted	0.29	0.43	1.31	1.32
From discontinued operations:
Basic	0.27	0.12	0.33	0.31
Diluted	0.27	0.12	0.33	0.31
Net income:
Basic	0.56	0.56	1.66	1.64
Diluted	0.56	0.55	1.64	1.62
Cash dividends	0.26	0.25	0.76	0.75
Book value			14.59	13.22
Closing market price			34.65	29.95
Common shares outstanding:
Actual at period end, net of treasury shares			43,220,548	41,204,046
Weighted average- basic	43,319,414	41,328,476	43,503,066	41,615,354
Weighted average- diluted	43,858,149	41,823,011	44,043,491	42,091,262
FINANCIAL RATIOS:
Return on average assets	1.57%	1.59%	1.53%	1.60%
Return on average shareholders’ equity	15.75%	16.40%	15.44%	16.58%
Average equity to average assets	9.99%	9.67%	9.94%	9.67%
Net interest margin	3.86%	3.75%	3.83%	3.78%

	September 30	September 30	December 31	June 30
	2004	2003	2003	2004
PERIOD END BALANCES:
Assets	$6,289,651	$5,738,128	$6,387,730	$6,530,289
Earning assets	5,791,342	4,870,755	5,505,243	5,655,029
Loans, net of unearned income	4,268,214	3,502,562	3,955,234	4,178,172
Loans held for sale	1,410	3,031	1,687	2,074
Investment securities	1,505,763	1,273,965	1,510,610	1,407,105
Total deposits	4,305,060	3,699,295	4,138,487	4,273,848
Shareholders’ equity	630,572	544,540	615,191	612,101